Exhibit 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY ANNOUNCES CEO TRANSITION, SEPARATION OF CHAIRPERSON AND CEO ROLE, AND INTENT TO ADD NEW BOARD MEMBER

Mr. Merryman to remain as CEO until a replacement is named and is expected to remain on the Board.

DURANGO, Colorado (July 21, 2021) -- Rocky Mountain Chocolate Factory, Inc. (Nasdaq: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures premium chocolates and other confectionery products, today announced a continued commitment to accelerate corporate governance and leadership changes in response to discussions with it shareholders and as the Company continues its efforts to navigate out of the pandemic.

With the recent appointment of Rahul Mewawalla, an independent director, to the Board in June 2021 and other Board refreshment over the last two years, the Board further commits to additional Board refreshment by replacing one of the Board’s current, legacy members with a new, independent director with experience and expertise to further assist the Company with executing its long-term strategy, at or before the Company’s 2021 annual meeting. These and prior changes will result in a refreshment of a majority of the Board over the last two years, all of whom are independent.

The Board is also committed to separating the roles of Chairperson of the Board and Chief Executive Officer (CEO) of the Company. The Board believes that separating the roles and appointing an independent director as Chairperson of the Board will further enhance the Company’s corporate governance structure.

Additionally, in connection with the separation of the Chairperson and CEO roles, the Board has begun the process to engage an executive search firm to assist in identifying a new CEO for the Company. It is expected that Mr. Merryman will continue in an executive role with the Company following the appointment of a new CEO.

The Board will announce further information on these efforts in the coming weeks.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of June 22, 2021, the Company, through its subsidiaries and its franchisees and licensees operated 381 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 39 states, South Korea, Qatar, the Republic of Panama, and The Republic of the Philippines. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “RMCF.”

Forward-Looking Statements

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These forward-looking statements involve various risks and uncertainties. The nature of the Company's operations and the environment in which it operates subjects it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. The statements, other than statements of historical fact, included in this press release are forward-looking statements. Many of the forward-looking statements contained in this press release may be identified by the use of forward-looking words such as "will," "intend," "believe," "expect," "anticipate," "should," "plan," "estimate," "potential," or similar expressions. Factors which could cause results to differ include, but are not limited to: the impact of the COVID-19 pandemic and global economic conditions on the Company’s business, including, among other things, online sales, factory sales, retail sales and royalty and marketing fees, the Company’s liquidity, the Company’s cost cutting and capital preservation measures, achievement of the anticipated potential benefits of the strategic alliance with Edible Arrangements®, LLC and its affiliates (“Edible”), the ability to provide products to Edible under the strategic alliance, Edible's ability to increase the Company’s online sales, changes in the confectionery business environment, seasonality, consumer interest in the Company's products, general economic conditions, the success of the Company's frozen yogurt business, receptiveness of the Company's products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company's co-branding strategy, the success of international expansion efforts and the effect of government regulations. Government regulations which the Company and its franchisees and licensees either are, or may be, subject to and which could cause results to differ from forward-looking statements include, but are not limited to: local, state and federal laws regarding health, sanitation, safety, building and fire codes, franchising, licensing, employment, manufacturing, packaging and distribution of food products and motor carriers. For a detailed discussion of the risks and uncertainties that may cause the Company's actual results to differ from the forward-looking statements contained herein, please see the "Risk Factors" contained in Item 1A. of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2021, as amended. Additional factors that might cause such differences include, but are not limited to: the length and severity of the current COVID-19 pandemic and its effect on among other things, factory sales, retail sales, royalty and marketing fees and operations, the effect of any governmental action or mandated employer-paid benefits in response to the COVID-19 pandemic, and the Company’s ability to manage costs and reduce expenditures and the availability of additional financing if and when required. These forward-looking statements apply only as of the date hereof. As such they should not be unduly relied upon for more current circumstances. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date of this press release or those that might reflect the occurrence of unanticipated events.

For Further Information, please contact

Rocky Mountain Chocolate Factory, Inc.

(970) 375-5678

Investor Contact:

William P. Fiske

Georgeson LLC

(212) 440-9128